                        YANKEE ENERGY SYSTEM, INC.


                 Notice of Annual Meeting of Shareholders
                             January 30, 1998


                                              Meriden, CT
                                              December 12, 1997
To the Shareholders:

    The Annual Meeting of Shareholders of Yankee Energy System, Inc., a Connecticut corporation, will be held at the Ramada Plaza Hotel and Conference Center, 275 Research Parkway, Meriden, Connecticut (see map on back cover) on Friday, January 30, 1998 at 10:30 a.m. for the following purposes:

    1.   To elect three directors for terms to expire at the 2001
         Annual Meeting of Shareholders;

    2. To ratify the appointment of Arthur Andersen LLP as independent auditors for the year 1998; and

    3. To transact any other business which may properly come before the meeting.

    Only shareholders of record at the close of business on December 1, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT
PROMPTLY IN THE ENVELOPE PROVIDED.

                                       By Order of the
                                       Board of Directors,

                                      /s/ Mary J. Healey

                                       Mary J. Healey
                                       Vice President, General
                                       Counsel and Secretary

                              PROXY STATEMENT

    This Proxy Statement is furnished to the shareholders of Yankee Energy System, Inc. ("Yankee Energy" or the "Company") in connection with the solicitation of proxies on behalf of the Yankee Energy Board of Directors (the "Board") to be voted at the Annual Meeting of Shareholders on January 30, 1998 and at any adjournment(s) thereof (the "1998 Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice"). This Proxy Statement, the Notice, the related proxy card and the 1997 Annual Report to Shareholders are being mailed to shareholders beginning on or about December 12, 1997. Yankee Energy's principal place of business is 599 Research Parkway, Meriden, Connecticut 06450-1030.


PROXIES

    The proxies named on the enclosed proxy card were appointed by the Board to vote the shares represented by the proxy card. Upon receipt by the Company of a properly signed and dated proxy card, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, those shares so represented cannot be voted by proxy. Shareholders are urged to mark the boxes on the proxy card to show how their shares are to be voted.

If a shareholder returns a signed proxy card without marking the boxes, the shares represented by the proxy card will be voted for the election of directors and in favor of the other proposal set forth in the Notice. The proxy card also confers discretionary authority on the proxies to vote on any other matter not currently known to management that may properly come before the meeting.

Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (i) upon receipt by the Company before the proxy is voted of a duly executed proxy bearing a later date, (ii) by written notice of revocation to the Secretary of the Company received before the proxy is voted or
(iii) by such person(s) voting in person at the 1998 Annual
Meeting.

VOTING STOCK

    The record date for the determination of shareholders entitled to notice of and to vote at the 1998 Annual Meeting was the close of business on December 1, 1997. On such date there were 10,457,061 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum at the 1998 Annual Meeting. Votes will be totaled at the 1998 Annual Meeting by two inspectors of election appointed by the Board.


OWNERSHIP OF VOTING STOCK BY MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of December 1, 1997 by (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers as a group. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.


                                            Shares Beneficially
Name of Beneficial Owner                         Owned (1)
------------------------                    -------------------
Michael E. Bielonko(2) . . . . . . . . . . .       7,719

Sanford Cloud, Jr. . . . . . . . . . . . . .       1,520

Charles E. Gooley(3) . . . . . . . . . . . .       7,614

Eileen S. Kraus. . . . . . . . . . . . . . .       2,736

Steven P. Laden . . . . . . . . . . . . . . .        636

Frederick M. Lowther(4). . . . . . . . . . .       4,025

Emery G. Olcott. . . . . . . . . . . . . . .       5,027

Ellen J. Quinn (5) . . . . . . . . . . . . .       3,354

John J. Rando . . . . . . . . . . . . . . . .        372

Branko Terzic(6) . . . . . . . . . . . . . .      13,155

Nicholas L. Trivisonno(7). . . . . . . . . .       4,850

Patricia M. Worthy . . . . . . . . . . . . .         300

Directors and Executive Officers
As a Group (16 persons)(8) . . . . . . . . .      66,124



(1) As of December 1, 1997, each of the directors and executive officers identified above and all directors and executive officers of the Company as a group beneficially owned less than one percent of the outstanding Common Stock of the Company. The number of shares shown includes 450 shares of restricted stock held by each of Messrs. Lowther and Olcott, 300 shares of restricted stock held by each of Messrs. Cloud, Trivisonno and Rando and 150 shares of restricted stock held by each of Ms. Kraus and Ms. Worthy granted under the Company's Non-Employee Directors' Restricted Stock Plan, which shares had not vested by December 1, 1997. The number of shares shown also includes 162 shares of restricted stock held by Ms. Quinn and 2,000 shares of restricted stock held by Mr. Terzic granted under the Company's 1991 Long-Term Incentive Compensation Plan, which shares had not vested by December 1, 1997. Pursuant to the terms of each plan, such individuals have the power to vote and receive dividends with respect to such shares but do not have dispositive power with respect to such shares until such shares are vested.
(2) Includes 150 shares owned by Mr. Bielonko's children and 4,660 shares subject to currently exercisable stock options.
(3) Includes 5,780 shares subject to currently exercisable stock options.
(4)  Includes 325 shares owned by Mr. Lowther's spouse.
(5) Includes 1,900 shares subject to currently exercisable stock options.
(6) Includes 8,520 shares subject to currently exercisable stock options.
(7) Includes 1,300 shares held jointly with Mr. Trivisonno's spouse, with whom he shares voting and investment power.
(8) Includes an aggregate of 7,231 shares of non-vested restricted stock held by directors and executive officers and an aggregate of 25,300 shares subject to currently exercisable stock options held by executive officers.

     The above shares do not include amounts that have been credited to participating directors' stock unit accounts under the Company's Non-Employee Director Deferred Compensation Plan.


1.   ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the directors of the Company shall be divided into three classes, as nearly equal in number as possible, with each class having a three-year term. The Board, pursuant to the Company's Restated Certificate of Incorporation, has fixed the number of directorships at nine. The Board has nominated Eileen S. Kraus, Branko Terzic and Patricia M. Worthy for election to serve as directors of the Company until the 2001 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified. Proxies may not be voted for a greater number of persons than the number of nominees named. Each nominee is currently a director of the Company. In the event any of the nominees becomes unavailable for election to the Board, an event which the Board does not expect, the shares represented by a proxy may be voted for a substitute nominee to be designated by the Board or a committee thereof, unless the proxy withholds authority to vote for all nominees.

     Due to the press of business at his principal place of employment, Nicholas L. Trivisonno will not continue on the Board after the January 30, 1998 Board meeting. The Company is grateful for his distinguished service as a member of the Board since 1990 which has included the position of Chairman of the Audit and Finance Committees. His sound advice and industry experience have been invaluable to the Company, the Board and Management. The Board and the Company extend their sincere appreciation and best wishes to him.

     If a quorum is present at the 1998 Annual Meeting, the election of directors will require the affirmative vote of a plurality of the votes cast by the shares of Common Stock of the Company entitled to vote. Abstentions by holders of such shares and broker non-votes with respect to the election of directors will not be included in determining whether nominees have received the vote of such plurality.

     The following information relates to the nominees named above and to the other directors of the Company whose terms will continue after the 1998 Annual Meeting.


NOMINEES FOR TERMS EXPIRING IN 2001

Principal Occupation and Other Information

Photo insert of Eileen S. Kraus.

Chairman, Connecticut, Fleet National Bank since December 1, 1995. Previously, she was President of Shawmut Bank Connecticut, N.A. and Vice Chairman of Shawmut National Corporation from September 1992 until December 1, 1995, Vice Chairman, Consumer Banking and Marketing Groups of predecessor banks from 1990 to 1992, and Executive Vice President of
predecessor banks from 1987 to 1990.   She is a director of CPC
International, Kaman Corporation and The Stanley Works. She is a trustee of Mount Holyoke College, a trustee and executive committee member of Kingswood-Oxford School, vice president of Horace Bushnell Memorial Hall, and a director and executive committee member of the Connecticut Business and Industry Association.

Eileen S. Kraus
Age 59
Director since 1990
---------------------------------------------------------------

Photo insert of Branko Terzic.

Chairman, President and Chief Executive Officer of Yankee Energy System, Inc. and Chairman and Chief Executive Officer of its direct subsidiaries. Mr. Terzic became Chairman in August 1995, Chief Executive Officer in March 1995 and President in September 1994. He was also Chief Operating Officer from September 1994 to March 1995. From June 1993 to September 1994, Mr. Terzic was Managing Director of Arthur Andersen Economic Consulting, Washington, D.C. From October 1990 to May 1993, he served as a Commissioner of the Federal Energy Regulatory Commission.

Branko Terzic
Age 50
Director since 1994
--------------------------------------------------------------

Photo Insert of Patricia M. Worthy.

Professor, Howard University School of Law since 1992. Previously, she served as Chief of Staff and Legal Counsel to Mayor Sharon Kelly of Washington, D.C. from 1991 to 1992 and was Commissioner, District of Columbia Public Service Commission from 1980 to 1983, and then served as Chairman of the Commission from 1983 to 1991. She served as a member of the board of the public broadcasting network, WETA, and serves as Chairman of the District of Columbia Judicial Nomination Commission.

Patricia M. Worthy
Age 53
Director Since 1996

-----------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THESE
NOMINEES

OTHER DIRECTORS

Principal Occupation and Other Information
------------------------------------------
Terms Expiring in 1999:

Photo insert of Sanford Cloud, Jr.

President and Chief Executive Officer of The National Conference, New York, New York since April 1994. Previously, he was a partner in the law firm of Robinson & Cole, Hartford, CT from January 1993 until March 1994 and Vice President of Aetna Life and Casualty Co. from December 1986 until December 1992. Mr. Cloud is a director of The Advest Group, Inc. He also serves as Chairman of The Children's Fund of Connecticut.

Sanford Cloud, Jr.
Age 53
Director Since 1995
-----------------------------------------------------------------

Photo insert of John J. Rando.

Senior Vice President of Digital Equipment Corporation's Services Division since June 1997. Previously, Mr. Rando served as Vice President and General Manager of Digital's Services Division from July 1996 to June 1997, and as Vice President and General Manager of Digital's Multivendor Customer Services Division from December 1992 to June 1996.

John J. Rando
Age 45
Director Since May 1997

OTHER DIRECTORS
Principal Occupation and Other Information
-------------------------------------------
Terms Expiring in 2000:


Photo insert of Frederick M. Lowther.

Partner in the law firm of Dickstein, Shapiro, Morin & Oshinsky, LLP, Washington, D.C., since 1973. He has been a member of the firm's Executive Committee and chairman of its Compensation Committee since 1989. He is a director of EEX Corporation and Poseidon Resources Corporation, and is a member of the Advisory Board of Shell Technology Ventures, Inc.

Frederick M. Lowther
Age 54
Director since 1992
-----------------------------------------------------------------

Photo insert of Emery G. Olcott.

Chairman, President and Chief Executive Officer of Packard
BioScience Company (f/k/a Canberra Industries, Inc.) since 1971.
Packard is a manufacturer and distributor of analytical instruments and chemicals. He is a trustee of the Loomis Chaffee
School in Windsor, Connecticut.

Emery G. Olcott
Age 59
Director since 1989
-----------------------------------------------------------------

Board Committees and Meetings

     Standing committees of the Board include the Executive
Committee, the Audit Committee, the Finance Committee, the
Organization and Compensation Committee and the Committee on Board Affairs.

     The Executive Committee is currently composed of Branko Terzic (Chairperson), Emery G. Olcott and Nicholas L. Trivisonno. The Executive Committee has certain powers and authority of the Board in the management and control of the business of the Company between meetings of the Board. The Executive Committee met once during fiscal 1997.

     The Audit Committee is currently composed of Nicholas L. Trivisonno (Chairperson), Sanford Cloud, Jr., Eileen S. Kraus, John J. Rando and Patricia M. Worthy. The Audit Committee oversees the Company's internal accounting controls, recommends to the Board the appointment of a firm of certified public accountants to conduct the annual audit of the Company's financial statements, reviews reports from the independent auditors and makes such recommendations to the Board as it deems appropriate. The Audit Committee met three times during fiscal 1997.

     The Finance Committee is currently composed of Sanford Cloud, Jr. (Chairperson), John J. Rando, Nicholas L. Trivisonno and Patricia M. Worthy. The Finance Committee met six times during fiscal 1997 to review the dividend policy and the financial plans and budgets of the Company in order to determine whether they are fiscally sound and consistent with the Company's overall business goals.

     The Organization and Compensation Committee is currently composed of Emery G. Olcott (Chairperson), Eileen S. Kraus and Frederick M. Lowther. The Organization and Compensation Committee is responsible for organization, succession and executive compensation and administers the Company's Annual, 1991 and 1996 Long-Term Incentive Compensation Plans, the Non-Employee Directors' Restricted Stock Plan and the Non-Employee Director Deferred Compensation Plan. The Organization and Compensation Committee met eight times during fiscal 1997.

     The Committee on Board Affairs is currently composed of Eileen S. Kraus (Chairperson), Frederick M. Lowther and Emery G. Olcott. The Committee on Board Affairs recommends to the Board criteria for the selection of candidates for director, evaluates candidates and recommends nominees to fill vacancies on the Board and seeks input from all non-employee directors on Chief Executive Officer performance which forms the basis for a report to the Organization and Compensation Committee and a recommendation to the Board. The Committee on Board Affairs also reviews and makes recommendations to the Board on corporate governance practices and on the compensation program for all non-employee directors. The Committee on Board Affairs met six times during fiscal 1997.

     The Board held nine meetings during the fiscal year ended
September 30, 1997. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served.

Corporate Governance

     In August 1997, the Committee on Board Affairs initiated a new process to evaluate Board performance and effectiveness. As a first step, all directors completed a Board evaluation questionnaire which addressed goals relating to: (i) the Board's knowledge and understanding of the Company's vision, business, strategic and financial plans; (ii) the effectiveness of Board, committee structure, meetings and corporate governance processes;
(iii) succession planning; and (iv) the adequacy of information and resources available to the Board to discharge its responsibilities.

     In October 1997, the Chairperson of the Committee on Board Affairs presented a report of the assessments and recommendations to the full Board. The Board believed that the areas of greatest strength were its oversight of strategic and financial plans, the effectiveness of Board and committee meetings and its corporate governance processes. The Board recognized the need to continue to focus its efforts on knowledge of the Company's business in light of the major changes occurring in the natural gas business and to improve succession planning.

     The Committee on Board Affairs intends to continue to make and implement changes to improve Board effectiveness based on suggestions received from directors and management in fiscal year
1998 and beyond.

Director Compensation

     In fiscal year 1997, non-employee directors received an annual retainer of $15,000, consisting of $10,000 in Common Stock of the Company and $5,000 in cash, each paid in equal installments on a quarterly basis in December, March, June and September. Chairpersons of Board committees received an
additional annual cash retainer of $1,500.    Non-employee
directors also received $1,000 for each Board and committee meeting attended. Directors who are full-time employees of the Company or a subsidiary receive no additional compensation for services as a member of the Board or any committee of the Board.

     Under the Non-Employee Directors' Restricted Stock Plan, established in 1991 to promote ownership of the Company's Common Stock by members of the Board, each non-employee director, upon his or her election or reelection to the Board, receives an award of 450 restricted shares of the Company's Common Stock. One-third of such restricted shares of Common Stock vests each year at subsequent annual meetings of shareholders. The Board may make appropriate adjustments in share amounts in the event of any change in the Company's Common Stock, such as a stock split, or other change in the Company's corporate structure or distribution to shareholders. Participants in the plan have voting rights and rights to receive dividends and other distributions with respect to such shares, but until their vesting, such shares are subject to the plan's provisions on forfeiture and restrictions on disposition. In January 1997, Mr. Lowther and Mr. Olcott each received 450 shares upon election to a three-year term, and 150 shares vested for all non-employee directors upon completion of a year of their respective terms.

     The Company's Non-Employee Director Deferred Compensation Plan permits non-employee directors to defer all or a portion of total fees for all services rendered as a director, including meeting fees, committee chairperson retainers, quarterly retainers paid in the Company's Common Stock and vested shares of restricted stock awarded pursuant to the Company's Non-Employee Directors' Restricted Stock Plan. A non-employee director may elect to have deferred cash compensation credited to either a cash account or a stock unit account. Amounts credited to a director's cash account will be credited on a monthly basis with interest at an annual rate equal to the rate of return of Yankee Gas Services Company, the Company's principal operating subsidiary, as filed with the Connecticut Department of Public Utility Control. Amounts credited to a director's stock unit account will be credited initially as a dollar amount which shall be converted into stock units on a quarterly basis by dividing the dollar amount by the closing price of the Company's Common Stock on the last day of each quarter. Stock units will be further credited with an amount equal to the dividends payable if the stock represented by the stock units had been outstanding. Quarterly retainers paid in the Company's Common Stock and vested shares of restricted stock deferred by a director pursuant to the Non-Employee Director Deferred Compensation Plan will be automatically allocated to such director's stock unit account.

     A non-employee director may also elect among various options as to how and when compensation deferred pursuant to the Plan will be paid to the director. The director may elect to commence payment of deferred compensation at a specified future date or after the date on which the participant ceases to be a director for any reason. A director may also elect to receive payment as a single lump sum or over a fixed period of time. Amounts credited to the director's cash account will be paid in cash. Amounts credited to the director's stock unit account will be paid in cash or in shares of the Company's Common Stock, based on the prior election of the director.

Certain Transactions

     During fiscal year 1997, the Company engaged the law firm of Dickstein Shapiro Morin & Oshinsky, LLP, of which Frederick M.
Lowther, a director of the Company, is a partner.


ORGANIZATION AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee of the Board (the "Committee"), which is comprised of three non-employee directors, is responsible for recommending to the Board the Company's executive compensation policies and the annual compensation of the Company's executive officers and other members of senior management. In connection with these responsibilities, the Committee administers the Company's 1991 and 1996 Long-Term Incentive Compensation Plans, and a subcommittee comprised of Emery G. Olcott and Eileen S. Kraus has authority to grant stock options and other awards under these plans. The Committee also oversees the Non-Employee Directors' Restricted Stock Plan and the Non-Employee Director Deferred Compensation Plan.


Executive Compensation Policies

     The Company's executive compensation policies are designed to attract and retain high quality executives critical to the long-term success of the Company, to motivate and reward achievement of performance goals and to align the interest of executive officers with the interest of the Company's other shareholders. Consistent with this philosophy, the Company has established a competitive and appropriate total compensation package for executive officers and other members of senior management consisting primarily of base salary, annual cash bonuses pursuant to the Company's Annual Incentive Compensation Plan and stock options, restricted stock grants and stock appreciation rights pursuant to the Company's 1996 Long-Term Incentive Compensation Plan. Executive officers' salaries are positioned to be consistent with the competitive practice of a peer group (the "Peer Group") of investor-owned gas utilities located throughout the United States with annual revenues and operating characteristics similar to Yankee Gas Services Company.

     The Board of Directors, upon the recommendation of the Committee, underscored the importance of linking executive and shareholder interests by adopting in September 1997 stock ownership guidelines for senior management of the Company. Under the guidelines, the target ownership of the Company's Common Stock is directly related to the officer's corporate position, with the greatest ownership target for the Chief Executive Officer ("CEO"). The target for the CEO is 100% of annual base salary. The target for the other four officers named in the Summary Compensation Table is 75% of annual base salary. Each officer is expected to achieve the ownership target within a period of five years commencing October 1, 1997 for existing officers and within five years for officers who become subject to the stock ownership guidelines. From time to time and at the sole discretion of the Committee, these targets and time frames may be adjusted. Share and share equivalents earned under the Company's compensation plans, including restricted stock awards and share equivalents measured by the unrealized gain portion of in-the-money stock options and benefit plan investments in the Company's Common Stock are included in determining compliance with the ownership targets.

     In keeping with this philosophy, payment of incentive compensation (both annual and long-term) commencing in fiscal
1998 will be calculated as cash awards but paid primarily in Company Common Stock.

     The Company's incentive plans are designed so that the total executive compensation package is competitive with the Peer Group. The Board intends to generally ensure that compensation expenses are deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction for public companies for compensation, other than qualifying performance-based compensation, over $1 million paid to certain executive officers.

Elements of Executive Compensation

     Base Salary. The Company maintains formal salary grades and ranges for its executive officers. Positions are graded based upon responsibility level. Salary ranges at each position are established at the market average of the Peer Group. In 1997, salary increases were determined based on individual performance, the location of the individual's salary in the position's salary range and a competitive increase in the payroll budget.

     Annual Incentive Compensation Plan. Executive officers are eligible to receive an annual performance-based cash award pursuant to the Company's Annual Incentive Compensation Plan.
The Board established this plan to enhance the Company's financial and operating performance, customer service, employee safety and corporate efficiency. Each year, the Committee establishes corporate and individual performance goals for the CEO and other executive officers based upon strategic priorities.

The 1997 performance goals were based on customer service satisfaction, profitability and enhancement of shareholder value, expansion of markets and market growth, and public and employee safety. The goals are weighted relative to their importance to the Company and the relative impact each executive officer will have upon their results. Each executive has a threshold, target and maximum incentive amount expressed as a percentage of base salary. In 1997, these amounts were 15 percent, 30 percent and 45 percent, respectively, of base salary for the CEO, and 10 percent, 20 percent and 30 percent, respectively, for the other executive officers. The Committee may adjust the incentive cash award amount by an index or "modifier" determined by the Committee. The modifier is based on the Company's actual profit performance and serves to maintain a correlation between an executive officer's incentive cash award and the returns realized by the Company's shareholders. The index may modify award amounts by as much as 50 percent. In 1997, incentive cash awards were decreased by 10 percent to reflect the modifier. The plan is intended to pay fully competitive annual cash compensation when performance against goals matches the target level.

     At the end of each fiscal year, the Committee reviews a management report on results versus goals and meets with the CEO to evaluate the performance of the other executive officers. The Committee also meets in the absence of the CEO to evaluate his performance. As part of the process, the Committee receives a report from the Committee on Board Affairs on CEO performance which is developed from input received from all non-employee directors. This performance, expressed as a percentage with attainment of all goals rated as 100 percent, is used in the determination of annual cash bonus amounts. The Committee has the authority to modify the mathematical results of applying the terms of the plan when the Committee, exercising sound business judgment, deems it prudent to do so.

     Long-Term Incentive Compensation Plan. Pursuant to the terms of the 1996 Long-Term Incentive Compensation Plan, the Committee has the authority to award to executive officers and other key employees restricted stock, stock options and stock appreciation rights. The ability to grant a variety of awards enables the Committee to respond to changing strategic, competitive, regulatory, tax and accounting forces in an efficient manner. Over time and through the use of the grant of awards, the Committee intends to achieve the objective of causing the executive officers and other senior management to be significant shareholders of the Company so that their interests are aligned with the interests of the Company's other shareholders.

CEO Compensation

     The 1997 compensation for Mr. Terzic, the Company's CEO, was determined substantially in conformance with the policies applied to all other executive officers of the Company. The Committee received a report on CEO performance from the Committee on Board Affairs which was based on input from all non-employee directors.

The Committee then evaluated the performance of the CEO and reported its compensation recommendation to the Board. For 1997, the base salary of Mr. Terzic was increased to $300,000 from his 1996 base salary of $283,500. This increase occurred on June 1, 1997. Incentive cash compensation for Mr. Terzic was based on performance against a series of five stated goals, reflecting a combination of both corporate and individual objectives. The five goals, in summary, were: (i) overall job performance; (ii) implement corporate development as approved by the Board; (iii) develop a strategic plan and achieve targeted consolidated earnings for Yankee Energy and its Subsidiaries; (iv) enhance core utility profitability; and (v) enhance executive management team performance. Based on all information available to it, the Committee concluded that Mr. Terzic had achieved a level of performance for all goals combined at approximately 80% of threshold. The calculated level was then decreased by 10% to reflect the modifier of overall Company performance. This resulted in an incentive cash award of $32,850.

                        Emery G. Olcott (Chairperson)
                              Eileen S. Kraus
                           Frederick M. Lowther

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information regarding the compensation paid by the Company and its subsidiaries to the five most highly compensated executive officers of the Company during the last fiscal year for services rendered in all capacities to the Company and its subsidiaries.

                        SUMMARY COMPENSATION TABLE

                                          Long Term
                                         Compensation
                                         ------------
                                            Awards
                                          -----------  All
                     Annual Compensation   Securities  Other
Name and           ----------------------  Underlying  Compen-
Principal          Fiscal  Salary Bonus    Options/    sation
Position           Year      ($)    ($)    SARs (#)    ($)(1)
-----------------  ------  ------- ------   --------   -----

Branko Terzic       1997 285,625   32,850       0         0
Chairman,           1996 268,125   81,000  12,600         0
President and       1995 257,292   72,500       0         0
Chief Executive
Officer

Charles E. Gooley   1997 184,384   37,800       0         0
Executive           1996 170,000   33,300   6,400     1,980
Vice President      1995 162,671   29,900       0     2,029

Michael E.
Bielonko (2)        1997 148,200    7,500       0          0
President of        1996 139,725   31,900   5,300      1,980
Yankee Energy       1995 133,708   21,900       0      2,029
Services Company

Steven P. Laden (3) 1997 128,750   32,800       0     39,465
Vice President           1996      27,060       0          0
33,417

Ellen J. Quinn (4)  1997 115,892   33,000       0          0
Vice President      1996 100,983   31,500   3,800      2,180
                    1995  84,330   13,600       0      1,980


--------------------
(1) This compensation includes the dollar value of the Company's match under the Company's 401(k) Plan. Mr. Laden received a signing bonus of $33,417 in 1996, and received payment for relocation expenses of $39,465 in 1997.

(2)  Mr. Bielonko became President of Yankee Energy Services
     Company, a wholly-owned subsidiary of the Company, in December 1996. Previously, he served as Chief Financial
     Officer of the Company.

(3)  Mr. Laden became Vice President of the Company in July 1996.

(4)  Ms. Quinn became Vice President of the Company in May 1995.
     Previously, she served as Director of Corporate and Environmental Planning.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth certain information with respect to the individuals named in the Summary Compensation
Table regarding options held as of September 30, 1997.

                    AGGREGATED OPTION EXERCISES IN LAST
               FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                   Number of      Value of
                                   Securities     Unexercised
                                   Underlying     In-The-Money
                                   Unexercised    Options
               Shares              Options at     At Fiscal
               Acquired            Fiscal Year    Year-End
               on        Value     End (#)        ($)(1)
               Exercise  Realized  Exercisable/   Exercisable/
Name           (#)       ($)       Unexercisable  Unexercisable
---------      --------  --------  -------------  -------------
Branko Terzic       0      0       8,520/14,080  $13,860/$9,240
Charles E. Gooley   0      0       5,780/ 8,120  $ 9,270/$6,180
Michael E. Bielonko 0      0       4,660/ 6,640  $ 7,416/$4,944
Steven P. Laden     0      0            -               -
Ellen J. Quinn      0      0       1,900/ 3,800  $ 2,348/$1,566



--------------------

(1) Based on the fair market value of the Company's Common Stock as of September 30, 1997 ($23.69), less the exercise price of the options.


Executive Agreements

     Effective September 14, 1994, the Company entered into a three-year employment agreement with Branko Terzic, the Company's Chairman, President and Chief Executive Officer. The agreement provides that Mr. Terzic shall receive a base salary of at least $250,000 a year. Pursuant to the terms of the agreement, Mr. Terzic has received 4,000 shares of restricted Common Stock of the Company, non-qualified stock options to purchase 10,000 shares of the Company's Common Stock and a $25,000 signing bonus.

In addition, the agreement provides that if, after a "change in control" of the Company, (i) Mr. Terzic terminates his employment with the Company by reason of (a) a material reduction in his authority, duties or responsibilities or (b) a reduction in his total compensation in violation of the terms of the agreement, or
(ii) the Company terminates Mr. Terzic's employment for a reason other than death or disability or cause, Mr. Terzic will be entitled to a severance payment. The amount payable to Mr. Terzic upon the occurrence of any of the foregoing events is equal to three times Mr. Terzic's base salary then in effect. Such amount is immediately due and payable upon his termination. A "change in control" is deemed to have occurred if any person becomes the beneficial owner, directly or indirectly, of 25% or more of the Company's Common Stock or there is a change in the majority of the members of the Board in connection with certain transactions, including any tender offer or merger of the Company. The agreement will be automatically renewed on each successive January 1, unless not later than December 15 of the preceding year, one of the parties notifies the other of the desire not to extend the agreement.

     The Company also has entered into Change in Control Executive Severance Agreements with each of Messrs. Gooley, Bielonko, Laden and Ms. Quinn. The intent of the agreements is to assure continuity in the management of the operations of the Company in the event of a "change in control." A change in control is defined as occurring when (i) any person becomes the beneficial owner, directly or indirectly, of 25% or more of the Company's Common Stock, (ii) there is a change in the majority of the Board during a 25-month period, (iii) a consolidation or merger of the Company is consummated in which the Company is not the continuing or surviving corporation or pursuant to which the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock have the same proportionate ownership of Common Stock of the surviving corporation, (iv) the consummation of any sale, lease, exchange or other transfer of a majority of the Company's assets, (v) the Company's shareholders approve any plan or proposal for the liquidation or dissolution of the Company, or (vi) the Board determines that a change in control has occurred. These agreements provide that in the event that the executive officer's employment is terminated within two years of a change in control either by (i) the Company for reasons other than for disability, death or cause, or (ii) the executive officer due to (a) material diminution in status, position, duties or responsibilities, (b) a reduction in total compensation, or (c) assignment to a location more than 50 miles from the executive officer's current place of employment, the executive officer is entitled to a severance payment. The amount payable upon the occurrence of any of the foregoing events is two times the sum of the executive officer's annual base salary at the date of the change in control plus the average annual incentive compensation paid to the executive officer in the two fiscal years prior to the fiscal year in which the change in control occurs. In addition, the executive officer shall be entitled to participate in all benefit plans in which such officer participated in prior to the termination, and if the executive officer is age 55 or older on the date of termination of employment, such officer shall be entitled to receive service credit under the Company's pension plans until his or her normal retirement date. The agreements will be automatically renewed on each successive January 1, unless not later than December 1 of the preceding year, one of the parties notifies the other that he or she does not wish to extend the agreement, except that the agreement shall be automatically extended for 24 months after any change in control.

Retirement Plans

     The following table sets forth the annual pension benefits payable upon normal retirement at age 65, pursuant to the Yankee Energy System, Inc. Retirement Plan (the "Retirement Plan", described below) and the Company's Excess Benefit Plan (the "Excess Benefit Plan", described below), based upon the average annual earnings and years of service indicated.


Average Annual
Earnings for the Highest
Consecutive 60 Months of
Last 120 Months Prior
to Normal Retirement            Years of Service

--------------------     ---------------------------------
                            15        20         25
                           ----      ----       ----
$ 75,000                 $15,776   $21,035   $ 26,294
 125,000                  27,026    36,035     45,044
 175,000                  38,276    51,035     63,794
 225,000                  49,526    66,035     82,544
 275,000                  60,776    81,035    101,294
 325,000                  72,026    96,035    120,044
 375,000                  83,276   111,035    138,794






Average Annual
Earnings for the Highest
Consecutive 60 Months of
Last 120 Months Prior
to Normal Retirement            Years of Service

--------------------      ---------------------------------
                            30        35         40
                           ----      ----       ----
$ 75,000                 $31,552   $36,811   $ 38,686
 125,000                  54,052    63,061     66,186
 175,000                  76,552    89,311     93,686
 225,000                  99,052   115,561    121,186
 275,000                 121,552   141,811    148,686
 325,000                 144,052   168,061    176,186
 375,000                 166,552   194,311    203,686



     Pursuant to provisions of the Internal Revenue Code, compensation earned that is used in calculating retirement benefits under the Retirement Plan is limited to a maximum of $160,000. This affects the benefit calculation for certain individuals and effectively reduces their benefits under the Retirement Plan. The Company's Excess Benefit Plan provides benefits not payable under the Retirement Plan due to the $160,000 limitation. The maximum annual benefit that can be paid in 1997 to a participant from a tax qualified benefit plan is $125,000.

     All employees of the Company, including the executive officers named in the Summary Compensation Table, are entitled to participate in the Retirement Plan, which is a non-contributory, defined benefit retirement plan. Retirement benefits are based on years of credited service and the employee's average annual earnings, which is the average of an employee's five highest
years of earnings during the last ten years of employment.    The
benefits presented are based on straight life annuity and do not take into account any reduction for joint and survivorship annuity payments. The Retirement Plan provides for several optional forms of benefit payments, including a straight life annuity option, a contingent annuitant option, a ten-year certain and life option and a level income option. Retirement benefits under the Retirement Plan are not reduced by the employee's Social Security benefits. Contributions, which are actuarially determined, are made to the Retirement Plan by the Company for the benefit of all employees covered by the Retirement Plan. The Retirement Plan provides for continued benefit accruals for employees who work beyond age 65.

     As of September 30, 1997, the years of credited service under the Retirement Plan for Messrs. Terzic, Gooley, Bielonko, Laden and Ms. Quinn were 6, 16, 20, 2, and 15, respectively. The years of credited service for certain of the executive officers named above include prior service under the Northeast Utilities Service Company Retirement Plan. Messrs. Terzic and Laden each received two years of credited service for every one year of service completed pursuant to agreements with the Company.

     Under federal law, an employee's benefits under a qualified pension plan, such as the Retirement Plan, are limited to certain amounts. The Company has adopted the Excess Benefit Plan in which all of the executive officers named in the Summary Compensation Table participate. The Excess Benefit Plan supplements the benefits of a participant in the Retirement Plan in an amount by which such participant's benefits under the Retirement Plan are limited by law. The Excess Benefit Plan also provides for the payment of additional retirement benefits in the same manner as under the Retirement Plan on remuneration paid under certain management incentive plans. The Excess Benefit Plan is an unfunded plan that is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code.

Corporate Performance Graph

     The following graph and table compare the total shareholder returns over the last five fiscal years to the Standard & Poor s 500 Stock Index ("S&P 500"), Standard & Poor's Utility Index ("S&P Utility") and a "Peer Group" consisting of natural gas distribution companies comparable to Yankee Energy. The Peer Group is composed of Bay State Gas Company, Colonial Gas Company, Connecticut Energy Corporation, CTG Resources, Inc., New Jersey Resources Corporation, North Carolina Natural Gas Corporation, Providence Energy Corporation, Public Service Company of North Carolina, and South Jersey Industries, Inc. In future proxy statements, the Peer Group will be included in place of the S&P Utilities because the Company believes the Peer Group reflects companies that are generally comparable in size and operating characteristics of Yankee Energy, and therefore provides a more appropriate basis of comparison than does the S&P Utilities. Total return values for the S&P 500, S&P Utility, Peer Group and Yankee Energy were calculated based on cumulative total return values assuming the reinvestment of dividends. The shareholder returns shown on the graph below are not necessarily indicative of future performance.

(Graph shows information outlined in the following table.)

Total Shareholder Returns

     Fiscal    Yankee    Peer      S&P       S&P
     Year      Energy    Group     500       Utility
     ----      ------    -----     ---       -------
     1992      100       100       100       100
     1993      138       125       113       124
     1994      118       105       117       108
     1995      124       116       152       138
     1996      141       137       183       149
     1997      154       160       257       170


2.   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The firm of Arthur Andersen LLP served as independent auditors for the Company for the fiscal year ended September 30, 1997. Pursuant to the recommendation of the Audit Committee, the Board has appointed that firm to continue in that capacity for the fiscal year 1998, and recommends that a resolution be presented to shareholders at the 1998 Annual Meeting to ratify their appointment.

     In the event the shareholders fail to ratify the appointment of Arthur Andersen LLP, the Board will appoint other independent public accountants as auditors. Representatives of Arthur Andersen LLP will attend the 1998 Annual Meeting. They will have the opportunity to make a statement and respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS
PROPOSAL


OTHER MATTERS

     The Board does not know of any matters that will be presented for action at the 1998 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not currently known to management should come before the 1998 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

COST OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company.

Proxies may be solicited by directors, officers or regular employees of the Company in person, by telephone or telegram. The Company has retained ChaseMellon Shareholder Services to assist in the solicitation and sending of proxy material. The Company will pay approximately $5,500 for these services.

SHAREHOLDER PROPOSALS FOR 1998

     Pursuant to Securities and Exchange Commission regulations, shareholder proposals submitted for next year's proxy statement must be received by the Company no later than the close of business on August 14, 1998 to be considered. Proposals should be addressed to Mary J. Healey, Vice President, General Counsel and Secretary, Yankee Energy System, Inc., 599 Research Parkway, Meriden, CT 06450-1030.

     Shareholders holding at least five percent of the voting power of the issued and outstanding Common Stock of the Company may nominate candidates for election to the Board if a written notice setting forth (i) the name, age, business address and residence address of each person to be nominated, (ii) the principal occupation or employment of each such person, (iii) the number of shares of capital stock of the Company which are beneficially owned by each such person, (iv) a statement that each such person is willing to be nominated and (v) such other information concerning each such person as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of such person as a director is submitted and received by the Secretary of the Company not less than 90 days prior to a meeting of shareholders called for election of directors.

            PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY